# LEGACY HOUSING, LTD.

4801 Mark IV Parkway ◆ Fort Worth, Texas 76106
817-624-7565 ◆ 972-294-3765 Facsimile

May 8, 2014

Brent Nelms, President
Wisdom Homes of America Inc.
4888 FM 2264
Rhome, TX 76078

Dear Mr. Nelms:

The purpose of this letter is to set forth the agreement between Wisdom Homes of America Inc. (hereinafter referred to as "Consignee") and Legacy Housing, LTD. (hereinafter referred to as "Consignor") regarding your operating a mobile home dealership located at 4888 FM 2264, Rhome, TX 76078 ("Consignment Location") as well as any mobile home dealerships that Consignee operates which include inventory consigned by Consignor, whether now or in the future, (hereinafter collectively referred to as "Business").

CONSIGNMENT MOBILE HOMES:

Consignor shall from time to time consign to Consignee new and used mobile home inventory.

a. All inventory to be consigned must be approved by both Consignor and Consignee.

b. Within fourteen (14) days after Consignor consigns a mobile home to Consignee, Consignee will transport the mobile home to Business.

c. Consignee shall pay Consignor by the 10th of each month a consignment fee of 1% of the agreed consignment price for the month prior, pro-rated for any partial month, from (i) the date consigned in the case of used inventory, or (ii) the date the house is ready to ship and Consignee has been notified in the case of new inventory. Consignor shall have the option of acquiring and consigning to Consignee each and every mobile home which Consignee takes into inventory and has a cost of $5,000 or greater. On used inventory negotiated for purchase by Consignee, the consignment price will be higher than the negotiated purchase price by $1,000 for a singlewide and $1,500 for a multi-section. On new inventory, the consigned price will be the invoice price.

d. Consignee shall reduce the balance owing by $1,000 for each mobile home birthday and an additional $1,000 for each subsequent birthday thereafter, i.e. for each mobile home which Consignor has consigned to Consignee for one year. The consignment fee shall increase thereafter to 1.4% per month. Should any mobile home be consigned for 1,100 days, the entire balance owing is immediately due and payable.

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e. All money received by Consignee, whether in the form of cash, collateral, certified funds, personal or business check, etc., for the purpose of sale to a consumer or a dealer of any mobile home consigned by Consignor to Consignee shall be held in trust for the sole benefit of Consignor until such time as the entire balance has been paid to Consignor. "Sale" occurs upon Consignee's receipt of 50% or more of the sales price. If a mobile home is occupied by a consumer or is subject to litigation, it will be deemed sold. Consignee agrees to immediately forward any and all such money received to Consignor. Any failure to immediately forward such funds, whether intentional or unintentional, will constitute a breach of Consignee's fiduciary responsibilities to Consignor and will be considered criminal theft of Consignor's property.

POWER OF ATTORNEY:
Consignee hereby grants Consignor power of attorney to transfer the title and to execute all documents necessary to effectuate Consignor's ownership rights for each mobile home.

LICENSE/BOND/WARRANTIES:
Consignee will provide his own license and bond. Consignee will deliver all necessary warranties to consumers and will honor same.

INSURANCE;
Consignee shall maintain property insurance for all mobile homes consigned by Consignor hereunder and, in any event, shall pay off any mobile home which is destroyed or suffers more than $1,500 of damage. Consignee shall maintain open lot coverage with Consignor as the beneficiary for homes consigned by consignor. If Consignee fails to have and maintain the required insurance, Consignor may purchase the required insurance or treat Consignee's failure as a default. If Consignor purchases the insurance, Consignee shall immediately reimburse Consignor for the cost thereof.

INDEMNITY:
Consignee shall hold Consignor harmless from and indemnify Consignor for all claims and disputes arising from Consignee's sales and from the operations of the Business.

TAXES:
Consignee shall pay all income, sales and property taxes attributed to the Business.

COMPETITION:
Consignee shall not operate, own, manage, or in any way be affiliated with a mobile home sales facility within twenty (20) miles of the Business for a period of three (3) years after the term of this agreement.

TERM:
The term of this agreement shall be five (5) years or as long as there are mobile homes consigned to Consignee by Consignor. Consignee may cancel this agreement at any time by giving Consignor sixty days written notice; however, if Consignee does so, Consignee will forfeit all equity Consignee has in the mobile homes consigned hereunder. If the Consignee terminates this agreement, Consignor shall have free access to Consignee's property to show to prospective purchasers and/or to pick up the mobile homes for a period of ninety (90) days following such termination. Upon any breach of this agreement, Consignor may terminate this agreement and pick up all of the consigned inventory and, in such event, Consignee hereby grants Consignor permission to remove the consigned inventory at any time.

MANAGEMENT:
Consignee agrees that Bent Nelms will personally manage the Business on a full-time basis.

Bn

REBATES:

Subject to any separate written agreement, factory rebates, if any, will be the property of Consignor, with no adjustment to the consignment price, and Consignee shall have no claim thereto. Any factory rebates received by Consignee shall be forwarded to Consignor and applied to reduce the pay-off on the corresponding mobile home which is consigned to Consignee by Consignor.

MOBILE HOME LOCATION:

Consignor is entitled to know and shall be told the exact and specific location for each mobile home consigned. No mobile home may be transported to any location other than to the Consignment Location stated herein without Consignee receiving the prior, written authorization from Consignor. Consignor has the right to perform periodic and unannounced inspections of the Business for the purpose of verifying compliance with this agreement. Consignee agrees to fully cooperate and grant Consignor reasonable access to the Business for such inspections.

MISCELLANEOUS:

Consignee is to have complete freedom in managing the business from the date hereof. This includes but is not limited to personnel selection, hiring, firing, determining working hours and work schedules, structuring pay plans for all employees that report to him, contractor selection and all decisions concerning inventory. Consignee will be responsible for the payroll of all employees that report to him.

Consignee shall cooperate fully and assist as needed to maintain an inventory tracking system, including paying for or reimbursing Consignor for the cost to establish and maintain such system.

The laws of the State of Texas shall govern this contract, and this contract and all agreements between Consignee and Consignor are performable in Hockley County, Texas.

Please countersign a copy of this agreement indicating your agreement.

Sincerely,

Legacy Housing, LTD
GPLH, LC its General Partner

______________________
Curtis Hodgson, Vice President

Wisdom Homes of America Inc.

______________________
Brent Nelms, President

Br